Filed pursuant to Rule 424(b)(3)

 Registration No. 333-201334

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated August 4, 2015)

Aethlon Medical, Inc.

275,000 Shares of Common Stock

This prospectus supplement relates to the prospectus dated August 4, 2015 relating to the following common stock that may be sold from time to time by the selling stockholders identified in the prospectus:

•	275,000 shares of common stock underlying common stock purchase warrants at an exercise price of $15.00 per share.

This prospectus supplement relates to an existing registration of securities under Registration Statement File No. 333-201334, originally filed on December 31, 2014, and does not cover securities beyond those covered by the existing Registration Statement.

All of the common stock covered by the prospectus is being sold by the selling stockholders for their own account. We will not receive any proceeds from the sale of these shares other than proceeds, if any, from the exercise of warrants to purchase shares of our common stock. If all of the warrants are exercised for cash, we will receive a total of $4,125,000 in gross proceeds, which we expect to use for general corporate purposes. We cannot assure you that any warrants will be exercised for cash. The selling stockholders may offer and sell the shares covered by the prospectus at prevailing prices quoted on the Nasdaq Capital Market or at privately negotiated prices. The selling stockholders may sell the shares directly or through underwriters, brokers or dealers. The selling stockholders will bear any applicable sales commissions, transfer taxes and similar expenses. We will pay all other expenses incident to the registration of the shares. See “Plan of Distribution” on page 30 of the prospectus for more information on this topic.

We are filing this prospectus supplement to supplement and amend the information previously included in the prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 22, 2015. Accordingly, we have attached our Current Report on Form 8-K to this prospectus supplement. You should read this prospectus supplement together with the prospectus and the prospectus supplements filed on August 13, 2015 and September 28, 2015, which are to be delivered with this prospectus supplement.

Our common stock is traded on the Nasdaq Capital Market under the symbol “AEMD.” On October 22, 2015, the last reported sale price of our common stock on the Nasdaq Capital Market was $6.31 per share.

Investing in our securities involves significant risks, including those set forth in the “Risk Factors” section of the prospectus beginning at page 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THE PROSPECTUS OR THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus supplement is October 23, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2015

AETHLON MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-37487 (Commission File Number)	13-3632859 (IRS Employer Identification Number)

9635 Granite Ridge Drive, Suite 100 San Diego, California (Address of principal executive offices)	92123 (Zip Code)

Registrant’s telephone number, including area code: (858) 459-7800

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This Form 8-K and other reports filed by us from time to time with the Securities and Exchange Commission contain or may contain forward-looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in such filings, the words "anticipate,” "believe," "estimate," "expect," "future," "intend," "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward-looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to our industry, our operations and results of operations and any businesses that we may acquire. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 16, 2015, following a recommendation of the Compensation Committee, the Board of Directors of Aethlon Medical, Inc. (“we”) approved retention bonus grants to three of our executive officers under a newly established Aethlon Senior Management Retention Program to maintain management stability going forward. The Board approved a $100,000 retention bonus for Mr. James A. Joyce, our Chief Executive Officer, a $50,000 retention bonus for Mr. Rodney S. Kenley, our President, and a $50,000 retention bonus for Mr. James B. Frakes, our Chief Financial Officer.

In connection with the bonus granted to Mr. Joyce, we entered into an amendment of Mr. Joyce’s Employment Agreement dated April 1, 1999. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Joyce’s employment with us for “Cause” (as defined in his employment agreement) or Mr. Joyce terminates his employment with us other than for “Good Reason” (as defined in his employment agreement), Mr. Joyce must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Joyce for “Good Reason,” Mr. Joyce will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Kenley, we entered into an amendment of Mr. Kenley’s Offer Letter dated October 27, 2010. Pursuant to the amendment, if within two years of the effective date of the amendment, we terminate Mr. Kenley’s employment with us for “Cause” (as defined in the amendment) or Mr. Kenley terminates his employment with us other than for “Good Reason” (as defined in the amendment), Mr. Kenley must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Kenley for “Good Reason,” Mr. Kenley will not be required to repay any portion of the bonus received by him.

In connection with the bonus granted to Mr. Frakes, we entered into a Retention Bonus Agreement with Mr. Frakes. Pursuant to the agreement, if within two years of the effective date of the agreement, we terminate Mr. Frakes’ employment with us for “Cause” (as defined in the agreement) or Mr. Frakes terminates his employment with us other than for “Good Reason” (as defined in the agreement), Mr. Frakes must repay in full the amount of the bonus received from us. In the event of his death or disability or termination by us other than for “Cause” or termination by Mr. Frakes for “Good Reason,” Mr. Frakes will not be required to repay any portion of the bonus received by him.

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The foregoing descriptions of the Joyce and Kenley amendments and the Frakes agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(d) EXHIBITS

EXHIBIT NO.	DESCRIPTION
10.1	Amendment No. 1 to Joyce Employment Agreement
10.2	Amendment No. 1 to Kenley Offer Letter
10.3	Frakes Retention Bonus Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AETHLON MEDICAL, INC.

By: /s/ James B. Frakes
James B. Frakes
Dated: October 22, 2015	Chief Financial Officer

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EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Amendment No. 1 to Joyce Employment Agreement
10.2	Amendment No. 1 to Kenley Offer Letter
10.3	Frakes Retention Bonus Agreement

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Exhibit 10.1

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made as of October 16, 2015 (the “Effective Date”) between Aethlon Medical, Inc., a Nevada corporation (the “Company”), and James A. Joyce (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated April 1, 1999 (the “Employment Agreement”); and

WHEREAS, the Company desires to ensure the continued service of Executive and desires to maintain continuity in the management of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings given such terms in the Employment Agreement.

2. Retention Bonus.

a. Subject to Section 2(c) below, the Company shall pay Executive a retention bonus of $100,000 (the “Retention Bonus”). The full amount of the Retention Bonus (less applicable withholding taxes) shall be paid to Executive in a lump-sum payment within five (5) days of the Effective Date.

b. Executive’s entitlement to the Retention Bonus hereunder is in addition to any other compensation and/or benefits to which Executive otherwise is entitled pursuant to the Employment Agreement or any other agreement between Executive and the Company.

c. Termination of Executive’s employment with the Company prior to the second anniversary of the Effective Date shall result in the following with respect to the Retention Bonus:

i. If such termination is by the Company for “Cause” or by Executive for other than “Good Reason,” the Retention Bonus shall be deemed forfeit and unearned by Executive. In such event, Executive shall repay, within fifteen (15) days of the termination date, the full amount of the Retention Bonus previously paid to Executive. Upon such repayment, the Company shall issue to Executive an amended Form W-2 for the year that originally included the bonus payment as compensation in order to reflect the reduction in compensation resulting from the repayment. The Company shall be entitled, in its discretion and to the extent permitted by applicable law, to offset any amounts otherwise payable to Executive by the Company in connection with or following Executive’s termination of employment by the repayment amount due to the Company from Executive hereunder.

ii. If such termination is due to Executive’s death or disability or is by the Company other than for “Cause” or by Executive for Good Reason, the Retention Bonus shall be deemed fully earned and Executive (or Executive’s estate) shall not be required to repay any portion of the Retention Bonus previously paid to Executive.

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3. Employment Agreement. Except to the extent specifically modified hereby, the terms and conditions of the Employment Agreement shall continue in full force and effect, including Article III of the Employment Agreement with respect to Executive’s or the Company’s entitlement to terminate Executive’s employment at any time.

4. Survival. Section 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding the termination of Executive’s employment with the Company or the termination of the Employment Agreement.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Employment Agreement as of the Effective Date.

AETHLON MEDICAL, INC.	EXECUTIVE

By: /s/ James B. Frakes	/s/ James A. Joyce
James B. Frakes	James A. Joyce
Chief Financial Officer

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Exhibit 10.2

AMENDMENT NO. 1

TO

OFFER LETTER

This Amendment No. 1 to Offer Letter (this “Amendment”) is made as of October 16, 2015 (the “Effective Date”) between Aethlon Medical, Inc., a Nevada corporation (the “Company”), and Rodney S. Kenley (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, the Company and Executive are parties to that certain Offer Letter dated October 27, 2010 (the “Offer Letter”); and

WHEREAS, the Company desires to ensure the continued service of Executive and desires to maintain continuity in the management of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                Defined Terms. Capitalized terms not otherwise defined in this Amendment shall have the meanings given such terms below.

a.      “Cause” shall mean the occurrence of any of the following:

                                               i.          Executive’s gross and willful misconduct which is injurious to the Company;

                                             ii.          Executive’s engaging in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that may have an adverse impact on the Company’s standing and reputation;

                                            iii.          The continued and unjustified failure or refusal by Executive to perform the duties required of him by the Board of Directors (the “Board”) of the Company, which failure or refusal shall not be cured within fifteen (15) days following (A) receipt by Executive of written notice from the Board specifying the factors or events constituting such failure or refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies;

                                            iv.          Executive’s use of drugs and/or alcohol in violation of then-current Company policy; or

                                              v.          Executive’s failure to devote, during the period of his employment with the Company, substantially all of his business time, attention, skill and efforts to the faithful performance of the duties required of him by the Board, which failure shall not be cured within fifteen (15) days after written notice thereof to Executive.

b.      “Good Reason” shall mean the occurrence of any of the following:

                                               i.          The Company’s failure to elect or reelect or to appoint or reappoint Executive to offices, titles or positions carrying comparable authority, responsibilities, dignity and importance to that of Executive’s offices and positions as of October 27, 2010;

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                                             ii.          Material change by the Company in Executive’s function, duties or responsibilities (including reporting responsibilities) which would cause Executive’s position with the Company to become of less dignity, responsibility and importance than those associated with his functions, duties or responsibilities as of October 27, 2010; or

                                            iii.          Other material breach of the Offer Letter by the Company, which breach is not cured within fifteen (15) days after written notice thereof is received by the Company.

2.                Retention Bonus.

a.      Subject to Section 2(c) below, the Company shall pay Executive a retention bonus of $50,000 (the “Retention Bonus”). The full amount of the Retention Bonus (less applicable withholding taxes) shall be paid to Executive in a lump-sum payment within five (5) days of the Effective Date.

b.      Executive’s entitlement to the Retention Bonus hereunder is in addition to any other compensation and/or benefits to which Executive otherwise is entitled pursuant to the Offer Letter or any other agreement between Executive and the Company.

c.      Termination of Executive’s employment with the Company prior to the second anniversary of the Effective Date shall result in the following with respect to the Retention Bonus:

                                     i.                    If such termination is by the Company for “Cause” or by Executive for other than “Good Reason,” the Retention Bonus shall be deemed forfeit and unearned by Executive. In such event, Executive shall repay, within fifteen (15) days of the termination date, the full amount of the Retention Bonus previously paid to Executive. Upon such repayment, the Company shall issue to Executive an amended Form W-2 for the year that originally included the bonus payment as compensation in order to reflect the reduction in compensation resulting from the repayment. The Company shall be entitled, in its discretion and to the extent permitted by applicable law, to offset any amounts otherwise payable to Executive by the Company in connection with or following Executive’s termination of employment by the repayment amount due to the Company from Executive hereunder.

                                   ii.                    If such termination is due to Executive’s death or disability or is by the Company other than for “Cause” or by Executive for Good Reason, the Retention Bonus shall be deemed fully earned and Executive (or Executive’s estate) shall not be required to repay any portion of the Retention Bonus previously paid to Executive.

3.                Offer Letter. Except to the extent specifically modified hereby, the terms and conditions of the Offer Letter shall continue in full force and effect, including the statement therein to the effect that Executive’s employment is at-will and either Party may terminate Executive’s employment at any time and for any reason.

4.                Survival. Section 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding the termination of Executive’s employment with the Company or the termination of the Offer Letter.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Amendment No. 1 to Offer Letter as of the Effective Date.

AETHLON MEDICAL, INC.	EXECUTIVE

By: /s/ James B. Frakes	/s/ Rodney S. Kenley
James B. Frakes	Rodney S. Kenley
Chief Financial Officer

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Exhibit 10.3

RETENTION BONUS AGREEMENT

This Retention Bonus Agreement (this “Agreement”) is made as of October 16, 2015 (the “Effective Date”) between Aethlon Medical, Inc., a Nevada corporation (the “Company”), and James B. Frakes (“Executive”). The Company and Executive are sometimes referred to herein individually as a “Party” and together as the “Parties.”

WHEREAS, Executive has served as Chief Financial Officer of the Company since September 27, 2010; and

WHEREAS, the Company desires to ensure the continued service of Executive and desires to maintain continuity in the management of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.                Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings given such terms below.

a.      “Cause” shall mean the occurrence of any of the following:

                                               i.          Executive’s gross and willful misconduct which is injurious to the Company;

                                             ii.          Executive’s engaging in fraudulent conduct with respect to the Company’s business or in conduct of a criminal nature that may have an adverse impact on the Company’s standing and reputation;

                                            iii.          The continued and unjustified failure or refusal by Executive to perform the duties required of him by the Board of Directors (the “Board”) of the Company, which failure or refusal shall not be cured within fifteen (15) days following (A) receipt by Executive of written notice from the Board specifying the factors or events constituting such failure or refusal, and (B) a reasonable opportunity for Executive to correct such deficiencies;

                                            iv.          Executive’s use of drugs and/or alcohol in violation of then-current Company policy; or

                                              v.          Executive’s failure to devote, during the period of his employment with the Company, substantially all of his business time, attention, skill and efforts to the faithful performance of the duties required of him by the Board, which failure shall not be cured within fifteen (15) days after written notice thereof to Executive.

b.      “Good Reason” shall mean the occurrence of any of the following:

                                               i.          The Company’s failure to elect or reelect or to appoint or reappoint Executive to offices, titles or positions carrying comparable authority, responsibilities, dignity and importance to that of Executive’s offices and positions as of September 27, 2010; or

                                             ii.          Material change by the Company in Executive’s function, duties or responsibilities (including reporting responsibilities) which would cause Executive’s position with the Company to become of less dignity, responsibility and importance than those associated with his functions, duties or responsibilities as of September 27, 2010.

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2.                Retention Bonus.

a.      Subject to Section 2(c) below, the Company shall pay Executive a retention bonus of $50,000 (the “Retention Bonus”). The full amount of the Retention Bonus (less applicable withholding taxes) shall be paid to Executive in a lump-sum payment within five (5) days of the Effective Date.

b.      Executive’s entitlement to the Retention Bonus hereunder is in addition to any other compensation and/or benefits to which Executive otherwise is entitled pursuant to any other agreement between Executive and the Company.

c.      Termination of Executive’s employment with the Company prior to the second anniversary of the Effective Date shall result in the following with respect to the Retention Bonus:

                                     i.                    If such termination is by the Company for “Cause” or by Executive for other than “Good Reason,” the Retention Bonus shall be deemed forfeit and unearned by Executive. In such event, Executive shall repay, within fifteen (15) days of the termination date, the full amount of the Retention Bonus previously paid to Executive. Upon such repayment, the Company shall issue to Executive an amended Form W-2 for the year that originally included the bonus payment as compensation in order to reflect the reduction in compensation resulting from the repayment. The Company shall be entitled, in its discretion and to the extent permitted by applicable law, to offset any amounts otherwise payable to Executive by the Company in connection with or following Executive’s termination of employment by the repayment amount due to the Company from Executive hereunder.

                                   ii.                    If such termination is due to Executive’s death or disability or is by the Company other than for “Cause” or by Executive for Good Reason, the Retention Bonus shall be deemed fully earned and Executive (or Executive’s estate) shall not be required to repay any portion of the Retention Bonus previously paid to Executive.

3.                At-Will Employment. Notwithstanding anything contained in this Agreement, the Parties acknowledge and agree that Executive’s employment is at-will and either Party may terminate Executive’s employment at any time and for any reason.

4.                Survival. Section 2 hereof shall survive and continue in full force in accordance with its terms notwithstanding the termination of Executive’s employment with the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have executed this Retention Bonus Agreement as of the Effective Date.

AETHLON MEDICAL, INC.	EXECUTIVE

By: /s/ James A. Joyce	/s/ James B. Frakes
James A. Joyce	James B. Frakes
Chief Executive Officer

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